Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Equinix, Inc. of our report dated February 22, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Equinix Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 23, 2010